[MASSMUTUAL LETTERHEAD APPEARS HERE]

April 25, 2006

C.M. Life Insurance Company

1295 State Street

Springfield, MA 01111

RE:	Post-Effective Amendment No. 9 to
Registration Statement No. 333-49457 filed on Form N-6

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 9 to Registration Statement under the Securities Act of 1933 for C.M. Life Insurance Company’s (“C.M. Life”) Flexible Premium Adjustable Variable Life Insurance Policies (the “Policies”). C.M. Life Variable Life Separate Account I issues the Policies.

As Counsel for Massachusetts Mutual Life Insurance Company (“MassMutual”), the parent company for C.M. Life, I provide legal advice to C.M. Life in connection with the operation of its variable products. In such role I am familiar with the filing for the Policies. In so acting, I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I am of the following opinion:

1	C.M. Life is a valid and subsisting corporation, organized and operated under the laws of the State of Connecticut and is subject to regulation by the State of Connecticut Insurance Department’s Commissioner of Insurance.

2	C.M. Life Variable Life Separate Account I is a separate account validly established and maintained by C.M. Life in accordance with Connecticut law.

3	The Contract, when properly issued, is a legal and binding obligation of C.M. Life, enforceable in accordance with its terms and applicable state and federal law.

I hereby consent to the use of this opinion as an exhibit to this Post-Effective Amendment.

Very truly yours,

/s/ Michele M. Oneto
Michele M. Oneto, Esq Counsel Massachusetts Mutual Life Insurance Company